Exhibit 99.1

Rosetta Resources Inc. Announces 2013 Third Quarter Financial and Operational Results

•	Increased quarterly total daily equivalent production by 37 percent versus 2012 and by four percent quarter-over-quarter

•	Grew quarterly daily oil production by 38 percent versus 2012 and by 25 percent quarter-over-quarter

•	Successfully completed first operated Delaware Basin horizontal well

HOUSTON, November 6, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported third quarter 2013 net income of $41.0 million, or $0.67 per diluted share, versus net income of $17.7 million, or $0.33 per diluted share, for the same period in 2012.  Adjusted net income (non-GAAP) for the quarter was $61.7 million, or $1.01 per diluted share, versus $40.3 million, or $0.76 per diluted share in 2012. The increase in non-GAAP net income was primarily due to production growth in core areas.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta's third quarter production results continued on a record pace and demonstrate our ability to maintain development of our core Eagle Ford position while integrating the Permian Basin assets into our operations.  We have made significant progress in evaluating our newest core asset and refining the plan to deliver long-term future growth,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “We are moving forward with the execution of our Delaware Basin horizontal program and recent industry well results in the area lend support to our assessment.  Rosetta is well-positioned to execute our growth strategy in both of our core areas and further develop our portfolio of liquids-rich projects.”

2013 Third Quarter Results

Rosetta’s total production for the quarter averaged 50.9 thousand barrels of oil equivalent per day (“MBoe/d”), up 37 percent from the same period in 2012 and four percent from the prior quarter.  The increase was a result of production growth from the core Eagle Ford assets and a full quarter of production from the acquired Permian Basin assets.  Total production for the quarter was 65 percent liquids, up from 60 percent in 2012.  Oil production reached an all-time high level for the quarter at 15.2 thousand barrels (“MBbls”) per day, an increase of 38 percent from the prior year and 25 percent from the prior quarter.  Natural gas liquids (“NGLs”) daily production also increased by 59 percent compared to the prior year, but decreased by one percent versus the prior quarter.  A summary of the Company’s production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

For the third quarter of 2013, revenues were $194.6 million compared to $122.8 million for the same period in 2012.  Third quarter revenues including realized derivatives were $226.6 million in 2013 and $158.2 million in 2012.  During the quarter, 60 percent of the Company’s revenue was generated from oil sales, including the effects of realized derivatives, as compared to 57 percent a year ago.

The Company’s total cash costs for the third quarter, including interest expense, was $13.83 per BOE on a per-unit basis, a three percent decrease from the same period in 2012 and a nine percent decrease from the prior quarter.  Lease operating expense (“LOE”) for the third quarter was $4.05 per barrel of oil equivalent (“BOE”), a 29 percent increase versus the prior year and a 22 percent increase versus the prior quarter on a per-unit basis. LOE includes the cost of direct LOE, workovers, insurance, and ad valorem tax.  The increase in LOE on a per-unit basis was primarily a result of higher workover expenses related to the Permian Basin assets.  Higher LOE was offset by lower general and administrative costs, interest expense, and production taxes.  Production taxes in the third quarter were favorably impacted by certain tax credits received during the period.  A summary of the Company’s production and operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the third quarter of 2013, Rosetta made capital investments of approximately $262 million, drilling 43 gross operated wells and completing 33 wells.  Capital spending through the first nine months of 2013 totaled $606 million, excluding acquisitions.

EAGLE FORD

The Company operated five rigs in the Eagle Ford area during the quarter.  At the end of the quarter, 53 drilled wells were awaiting completion up from 45 in the prior quarter. The following table details Rosetta's Eagle Ford gross well completion activity by area as of September 30, 2013:

	3Q 2013 Completed	Completed To Date	Drilled Awaiting Completion
Gates Ranch	5	124	28
Briscoe Ranch	9	13	18
Karnes Trough	6	25	0
Central Dimmit	0	12	3
Tom Hanks	0	1	3
Lopez	0	1	1
Encinal	0	4	0
Eagle Ford	20	180	53

Daily production from the Eagle Ford was 48.5 MBoe/d in the third quarter, an increase of 33 percent from the prior year and three percent versus the prior quarter.  Twenty gross wells were completed in the third quarter.  At Gates Ranch, five wells were completed and 10 wells were added to the backlog of drilled wells awaiting completion for a total of 28 at the end of the quarter.  Nine wells completed in the third quarter at Briscoe Ranch were drilled under the column development program and were placed on production in mid-October.  The oil-rich Karnes Trough leases are now fully developed after the final six wells on the Dubose lease were completed and placed on production in early August.  Also, development continues in three other areas including Tom Hanks, Central Dimmit, and Lopez where seven total wells have now been drilled and are currently awaiting completion.

Since beginning operations in the Eagle Ford area, Rosetta has completed 180 gross horizontal Eagle Ford wells as of September 30, 2013.  Approximately 81 percent of the Company’s identified Eagle Ford inventory locations remain to be drilled and completed.  During the fourth quarter of 2013, the Company expects to complete 20 to 25 gross Eagle Ford wells and operate six rigs in the play, including two to three rigs in the Gates Ranch area.

PERMIAN BASIN

Rosetta’s production from the Permian averaged 2.2 MBoe/d in the third quarter, an increase of 41 percent from the second quarter.  The Company operated four to five rigs in the Delaware Basin area during the third quarter.  The fifth rig was added in early September.  During the quarter, 14 gross Wolfbone vertical wells were drilled and 12 gross vertical wells were completed.  The Company also completed one gross operated horizontal well.

In Reeves County, Rosetta successfully completed the Balmorhea State 32-15 ‘A’ 1H horizontal well, with 16 frac stages across an effective 5,500-foot lateral length. The well was drilled to the upper Wolfcamp zone by the previous operator prior to being acquired by Rosetta.  The well was brought on-line in August and tested at a 24-hour gross IP rate of 1,323 Boe/d, of which 87 percent was oil and five percent NGLs.  The seven-day gross stabilized rate was 820 Bbls/d of oil, 580 Mcf/d of residue gas, 52 Bbls/d of NGLs for an equivalent rate of 969 Boe/d.  The well also tested at a 30-day gross stabilized rate of 612 Bbls/d of oil, 486 Mcf/d of residue gas, 44 Bbls/d of NGLs for an equivalent rate of 737 Boe/d.

Rosetta expects to complete approximately 16 gross operated vertical wells in the Delaware Basin during the fourth quarter.  In addition, operations are currently underway on the first operated horizontal well to be drilled by the Company in Reeves County.  The well was spud on October 5, 2013 and completion operations are planned for early December.  A sixth rig will be added by year-end with plans to spud two additional operated horizontal wells.

Financing and Derivatives Update

As of September 30, 2013, the Company had outstanding borrowings of $275 million under Rosetta’s Senior Revolving Credit Facility (“Credit Facility”).  Subsequent to the end of the quarter, the Company’s semi-annual borrowing base redetermination was completed and the borrowing base under the Credit Facility was reaffirmed by the lenders at $800 million.  As of October 31, 2013, Rosetta had $280 million outstanding with $520 million available for borrowing under the Credit Facility.

Following the end of the third quarter, Rosetta executed additional derivative transactions for 2015 and 2016 oil production and 2016 natural gas production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of October 31, 2013.

Outlook

Rosetta’s 2013 capital guidance range is estimated at $870–$900 million, excluding acquisition capital.  The estimated production guidance range for the fourth quarter is 54–56 MBoe/d.  The Company expects to exit 2013 producing approximately 57–59 MBoe/d.  In total, on a per-unit basis Rosetta’s projected range of fourth quarter 2013 expenses are trending slightly higher compared to third quarter primarily due to higher DD&A expense and production taxes.  A summary of the Company's updated production and expense guidance for the fourth quarter of 2013 is outlined in the attached "Summary of Guidance" table.

In 2014, Rosetta’s operational plans include running six rigs to continue Eagle Ford development.  The Company also plans to operate six rigs in the Delaware Basin, four of which will be allocated to horizontal Wolfcamp development with the remainder dedicated to drilling vertical wells.  Rosetta’s 2014 capital budget will be released in early December.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns well delineated positions in the Eagle Ford area in South Texas and in the Permian Basin.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets acquired in the Permian; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; changes in commodity prices that were not anticipated in the acquisition of the assets and operations in the Permian; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Manager, Investor Relations and Competitor Analysis
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,956	$36,786
Accounts receivable, net	115,057	103,828
Derivative instruments	10,941	14,437
Prepaid expenses	7,525	5,742
Deferred income taxes	6,546	311
Other current assets	1,285	1,456
Total current assets	205,310	162,560

Oil and natural gas properties using the full cost method of accounting:
Proved properties	3,629,438	2,829,431
Unproved/unevaluated properties, not subject to amortization	803,493	95,540
Gathering systems and compressor stations	149,471	104,978
Other fixed assets	21,769	16,346
	4,604,171	3,046,295
Accumulated depreciation, depletion and amortization, including impairment	(1,955,838)	(1,808,190)
Total property and equipment, net	2,648,333	1,238,105
Other assets:
Deferred loan fees	16,998	7,699
Derivative instruments	8,245	6,790
Other long-term assets	367	262
Total other assets	25,610	14,751
Total assets	$2,879,253	$1,415,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,718	$1,874
Accrued liabilities	188,093	120,336
Royalties and other payables	80,838	61,637
Derivative instruments	1,534	-
Total current liabilities	274,183	183,847
Long-term liabilities:
Derivative instruments	-	563
Long-term debt	1,175,000	410,000
Deferred income taxes	99,333	10,086
Other long-term liabilities	15,127	6,921
Total liabilities	1,563,643	611,417

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2013 or 2012	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 61,985,618 shares and 53,145,853 shares at September 30, 2013 and December 31, 2012, respectively	61	53
Additional paid-in capital	1,179,125	830,539
Treasury stock, at cost; 719,550 and 581,717 shares at September 30, 2013 and December 31, 2012, respectively	(24,317)	(17,479)
Accumulated other comprehensive income (loss)	(65)	(63)
Retained earnings (Accumulated deficit)	160,806	(9,051)
Total stockholders' equity	1,315,610	803,999
Total liabilities and stockholders' equity	$2,879,253	$1,415,416

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Oil sales	$140,172	$92,377	$353,119	$221,574
NGL sales	50,857	35,179	144,236	114,867
Natural gas sales	34,136	23,019	108,369	62,815
Derivative instruments	(30,597)	(27,823)	3,484	35,935
Total revenues	194,568	122,752	609,208	435,191
Operating costs and expenses:
Lease operating expense	18,963	10,697	44,826	29,434
Treating and transportation	18,807	12,807	52,414	37,330
Production taxes	4,787	5,402	15,442	11,551
Depreciation, depletion and amortization	60,915	40,432	153,382	107,328
General and administrative costs	18,790	19,972	52,830	48,454
Total operating costs and expenses	122,262	89,310	318,894	234,097
Operating income	72,306	33,442	290,314	201,094

Other expense (income):
Interest expense, net of interest capitalized	6,907	6,346	26,009	18,316
Interest income	-	(2)	-	(6)
Other expense (income), net	620	(330)	1,061	(331)
Total other expense	7,527	6,014	27,070	17,979

Income before provision for income taxes	64,779	27,428	263,244	183,115
Income tax expense	23,754	9,739	93,387	66,160
Net income	$41,025	$17,689	$169,857	$116,955

Earnings per share:
Basic	$0.67	$0.34	$2.95	$2.23
Diluted	$0.67	$0.33	$2.93	$2.21

Weighted average shares outstanding:
Basic	61,152	52,534	57,656	52,478
Diluted	61,364	52,883	57,924	52,863

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$169,857	$116,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	153,382	107,328
Deferred income taxes	89,358	66,160
Amortization of deferred loan fees recorded as interest expense	7,674	2,310
Stock-based compensation expense	8,293	12,036
Loss (gain) due to change in fair value of derivative instruments	3,280	(19,069)
Change in operating assets and liabilities:
Accounts receivable	(11,230)	(10,069)
Prepaid expenses	(652)	(223)
Other current assets	171	278
Long-term assets	(105)	650
Accounts payable	1,844	(1,377)
Accrued liabilities	30,503	(18,665)
Royalties and other payables	19,201	5,062
Other long-term liabilities	4,189	(2,086)
Excess tax benefit from share-based awards	(6,342)	-
Net cash provided by operating activities	469,423	259,290
Cash flows from investing activities:
Acquisitions of oil and gas assets	(952,703)	-
Additions to oil and gas assets	(568,140)	(458,523)
Disposals of oil and gas assets	(1,402)	88,489
Net cash used in investing activities	(1,522,245)	(370,034)
Cash flows from financing activities:
Borrowings on Credit Facility	580,000	210,000
Payments on Credit Facility	(515,000)	(70,000)
Payments on Restated Term Loan	-	(20,000)
Issuance of Senior Notes	700,000	-
Proceeds from issuance of common stock	329,008	-
Deferred loan fees	(18,102)	(1,979)
Proceeds from stock options exercised	4,582	898
Purchases of treasury stock	(6,838)	(6,048)
Excess tax benefit from share-based awards	6,342	-
Net cash provided by financing activities	1,079,992	112,871

Net increase in cash	27,170	2,127
Cash and cash equivalents, beginning of period	36,786	47,050
Cash and cash equivalents, end of period	$63,956	$49,177

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$126,780	$92,222

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change Increase/ (Decrease)	2013	2012	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	48,491	36,528	33%	47,462	33,062	44%
Permian	2,235	-	100%	1,283	-	100%
Lobo	-	-	0%	-	977	(100%)
Other	209	559	(63%)	192	747	(74%)
Total (Boe/d)	50,935	37,087	37%	48,937	34,786	41%

Daily production:
Oil (Bbls/d)	15,174	11,035	38%	13,269	8,842	50%
NGLs (Bbls/d)	17,929	11,264	59%	17,559	10,984	60%
Natural Gas (Mcf/d)	106,994	88,726	21%	108,657	89,763	21%
Total (Boe/d)	50,935	37,087	37%	48,937	34,786	41%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$100.41	$90.99	10%	$97.48	$91.46	7%
Oil, including realized derivatives ($/Bbl)	98.14	89.59	10%	95.71	90.35	6%
NGL, excluding derivatives ($/Bbl)	30.83	33.95	(9%)	30.09	38.17	(21%)
NGL, including realized derivatives ($/Bbl)	32.61	38.62	(16%)	32.19	39.98	(19%)
Natural gas, excluding derivatives ($/Mcf)	3.47	2.82	23%	3.65	2.55	43%
Natural gas, including realized derivatives ($/Mcf)	3.64	3.34	9%	3.76	3.13	20%
Total (excluding realized derivatives) ($/Boe)	$48.05	$44.13	9%	$45.34	$41.89	8%
Total (including realized derivatives) ($/Boe)	$48.36	$46.37	4%	$45.85	$43.66	5%

Average costs (per Boe):
Direct LOE	$2.84	$2.77	3%	$2.45	$2.39	3%
Workovers	0.46	0.02	2200%	0.19	(0.01)	2000%
Insurance	0.09	0.08	13%	0.06	0.08	(25%)
Ad valorem tax	0.66	0.27	144%	0.66	0.63	5%
Treating and Transportation	4.01	3.75	7%	3.92	3.92	0%
Production taxes	1.02	1.58	(35%)	1.16	1.21	(4%)
DD&A	13.00	11.85	10%	11.48	11.26	2%
G&A, excluding stock-based compensation	3.28	3.93	(17%)	3.33	3.82	(13%)
Interest expense	1.47	1.86	(21%)	1.95	1.92	2%

Rosetta Resources Inc.
Derivatives Summary
Status as of October 31, 2013

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2013	Costless Collar	7,750	80.16	115.71
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2013	Swap	3,000	95.72
Crude oil	2014	Swap	6,000	93.13
Crude oil	2015	Swap	10,000	88.58
Crude oil	2016	Swap	1,000	84.40

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2013	Swap	7,500	41.96	(Includes Ethane)
NGLs	2014	Swap	5,000	40.64	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2013	Costless Collar	30,000	3.50	4.93
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04

Natural gas	2013	Swap	30,000	4.11
Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18
Natural gas	2016	Swap	10,000	4.03

 Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and six months ended September 30, 2013 and September 30, 2012.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions as well as the Permian Acquisition transaction and financing costs that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Net income (GAAP)	$41,025	$17,689	$169,857	$116,955
Unrealized derivative (gain) loss	32,070	35,447	3,280	(19,069)
Permian Acquisition - transaction and financing costs	267	-	7,833	-
Tax benefit	(11,648)	(12,807)	(4,003)	6,890
Adjusted net income (Non-GAAP)	$61,714	$40,329	$176,967	$104,776

Net income per share (GAAP)
Basic	$0.67	$0.34	$2.95	$2.23
Diluted	0.67	0.33	2.93	2.21

Adjusted net income per share (Non-GAAP)
Basic	$1.01	$0.77	$3.07	$2.00
Diluted	1.01	0.76	3.06	1.98

Rosetta Resources Inc.
Summary of Guidance

	2013 Fourth Quarter

MBoe/d
Average Daily Production	54	-	56
2013 Exit Rate	57	-	59

$/BOE
Direct Lease Operating Expense	$3.00	-	$3.15
Workover Expenses	0.55	-	0.58
Insurance	0.04	-	0.04
Ad Valorem Tax	0.52	-	0.55
Treating and Transportation	4.15	-	4.35
Production Taxes	1.35	-	1.45
DD&A	13.45	-	14.00
G&A, excluding Stock-Based Compensation	3.80	-	4.00
Interest Expense	1.35	-	1.40